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                                                                    EXHIBIT 16.1

AMERICAN BIOMED ANNOUNCES MANAGEMENT CHANGES

March 17, 2000 09:20 AM

THE WOODLANDS, Texas--(BW HealthWire)--March 17, 2000--American BioMed, Inc. today announced that it has appointed Justine B. Corday as Chairman and Interim Chief Executive Officer and Marshall Kerr as President and Chief Operating Officer, replacing Steven B. Rash. Previously, David C. Arnold resigned as Director for personal reasons, and the Company's Controller, Colene S. Blankenship, resigned to pursue other opportunities, but will remain as Corporate Secretary.

Mr. Kerr initiated his association with the Company in October 1997, became Vice President, Sales and Marketing in December 1997, and was elected to the Board of Directors in December 1999. A seasoned medical device company manager, he previously was an officer of U.S. Medical Instruments, ICU Medical, and Professional Hospital Supply, spearheading sales, distribution and production-related functions.

Ms. Corday was elected to American BioMed's Board of Directors in December 1999. With over 15 years health services and medical technology executive experience, she has been an officer of publicly-traded companies listed on major exchanges, as Chief Operating Officer of Maxum Health Corp., President of Heritage Health Corp., and Vice President of Comprehensive Care Corporation. Additionally, she has served as Chief Executive or Chief Operating Officer in start-up, transitional, and turnaround ventures.

Ms. Corday commented, "our priorities are to stabilize our capitalization and increase production, to accelerate domestic commercialization of our products, and to fulfill international demand."

Mr. Kerr added, "Our portfolio of patented products has significant value. Our dedication is to timely, effective measures for converting our intellectual property into earning assets, allowing American BioMed to move from its longstanding developmental stage to an operating company."

American BioMed, Inc. develops, manufactures and markets devices for minimally-invasive interventional cardiology and other surgical procedures.

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. While based on assumptions the Company believes are reasonable, actual results could differ materially based on changes in these or unforeseen factors, and the Company assumes no obligation to publicly update or revise any forward looking statements herein. Among such uncertainties are government regulation; results of research, development, and clinical testing; general economic and other market conditions; pricing and reimbursement for medical care; and market competition. Please see the Company's Securities and Exchange Commission filings for detailed discussion of such risk factors.

CONTACT: American BioMed Justine B. Corday (281) 367-3895